Exhibit 99.1

Press	II-VI Incorporated
Release	375 Saxonburg Boulevard
Saxonburg, Pennsylvania 16056
Telephone (724) 352-4455

II-VI Incorporated Announces Results of Shareholders’ Meeting

and Board of Director and Officer Appointments

PITTSBURGH, PA – November 7, 2014 (GLOBE NEWSWIRE) — II-VI Incorporated (Nasdaq:IIVI) announced the results of its Annual Meeting of Shareholders held on Friday, November 7, 2014.

The following proposals submitted to the shareholders were approved:

•	Thomas E. Mistler and Joseph J. Corasanti were each elected to the Company’s Board of Directors for a three-year term;

•	Non-binding advisory vote on the Company’s executive compensation;

•	Approval of the II-VI Incorporated Amended and Restated 2012 Omnibus Incentive Plan; and

•	Ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2015.

The Company’s Board of Directors elected Marc Y. E. Pelaez to serve as Lead Independent Director, Francis J. Kramer to serve as Chairman of the Board of Directors and Chief Executive Officer and promoted Vincent (Chuck) D. Mattera, Jr. to President and Chief Operating Officer. Carl J. Johnson will serve as Chairman Emeritus.

The Company’s Board of Directors appointed the following directors to serve as members of the various committees of the Board of Directors:

•	Audit Committee

Wendy F. DiCicco, Chair

Joseph J. Corasanti

Thomas E. Mistler

•	Compensation Committee

Joseph J. Corasanti, Chair

Peter W. Sognefest

Wendy F. DiCicco

Marc Y.E. Pelaez

•	Corporate Governance and Nominating Committee

Marc Y. E. Pelaez, Chair

Joseph J. Corasanti

Wendy F. DiCicco

Howard H. Xia

Thomas E. Mistler

– more –

II-VI Incorporated

November 7, 2014

•	Subsidiary Oversight Committee

Howard H. Xia, Chair

Thomas E. Mistler

Peter W. Sognefest

Marc Y. E. Pelaez

Joseph J. Corasanti

The Company’s Board of Directors also elected the following individuals as officers of the Company:

Francis J. Kramer	Chairman and Chief Executive Officer
Vincent D. Mattera, Jr.	President and Chief Operating Officer
Mary Jane Raymond	Chief Financial Officer, Treasurer and Assistant Secretary
James Martinelli	Vice President, Strategic Resources Group
Giovanni Barbarossa	Chief Technology Officer
David G. Wagner	Vice President, Human Resources

About II-VI Incorporated

II-VI Incorporated, a global leader in engineered materials and opto-electronic components is a vertically integrated manufacturing company that develops innovative products for diversified applications in the industrial, optical communications, military, life sciences, semiconductor equipment, and consumer markets. Headquartered in Saxonburg, Pennsylvania, with research and development, manufacturing, sales, service and distribution facilities worldwide, the Company produces a wide variety of application-specific photonic and electronic materials and components, and deploys them in various forms including integrated with advanced software to enable our customers’ success.

CONTACT:	II-VI Incorporated
Mary Jane Raymond, Chief Financial Officer, Treasurer and Assistant Secretary
(724) 352-4455
maryjane.raymond@ii-vi.com

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